EXHIBIT 99.1

Cosmos Health Reports Q2 2023 Financial Results; Adjusted Net Income Increases by 3550% to Surpass $3 Million for H1 2023 vs $(0.09) Million H1 2022; Book Value per Share Exceeds $4.04

CHICAGO, IL / August 15, 2023 / Cosmos Health Inc. ("Cosmos Health" or "the Company") (NASDAQ:COSM), a diversified, vertically integrated global healthcare group engaged in innovative R&D, owner of proprietary nutraceutical brands, manufacturer and distributor of healthcare products, and operator of a telehealth platform, today reported its financial results for the second quarter of 2023.

Q2 and H1 2023 Financial Highlights

•	Revenues amounted to $12.36 million in Q2 2023 and $24.71 million in H1 2023, a slight decline of 6.4% and 5.96%, respectively, from $13.21 million and $26.28 million in the corresponding periods in 2022, in part due to unfavorable USD to EUR and GBP exchange rate movements.
•	Adjusted EBITDA of $0.23 million in Q2 2023 and $3.01 million in H1 2023, an increase of 182% from $1.07 million in H1 2022.
•	Adjusted Net Income of $0.16 million in Q2 2023, a 158% increase compared to a loss of $0.27 million in Q2 2022, and $3.01 million in H1 2023, a 3550% increase compared to a loss of $0.09 million in H1 2022.
•	Adjusted Net Income per share, both basic and diluted, of $0.01 in Q2 2023, compared to a loss of $0.35 in Q2 2022, and $0.28 in H1 2023 versus $0 in H1 2022.
•	Property and equipment, net, increased by 488% to $10.7 million, up from $1.82 million in Q4 2022.
•	Goodwill and intangible assets, net, increased by 435% from $0.71 million in Q4 2022 to $3.78 million in Q2 2023. The increase was largely attributable to the acquisition of licenses for established pharmaceutical and nutraceutical products.
•	Notes payable (current portion) decreased by 59% to $0.89 million in Q2 2023 from $2.16 million in Q4 2022, and notes payable (long-term portion) decreased by 12% to $2.52 million in Q2 2023 from $2.86 million in Q4 2022, while lines of credit decreased by 18% to $4.73 million in Q2 2023 from $5.76 million in Q4 2022.
•	Total stockholders' equity increased by 12.88% to $44.35 million in Q2 2023, up from $39.28 million in Q4 2022. Relative to the Company's total assets, which increased to $69.2 million, this equates to a Stockholders Equity to assets ratio in excess of 60%, indicating the Company's prudent approach to financing.

During the second quarter of 2023, the Company achieved the following milestones:

•	Acquired Cana Laboratories S.A. ("Cana"), a Greek pharmaceutical company established in 1928, recording a material gain on bargain purchase. Cana is licensed under European Good Manufacturing Practices (GMP) and certified by the European Medicines Agency for the manufacture of pharmaceuticals, food supplements, cosmetics, biocides, and medical devices.

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•	Acquired the sales and distribution network owned by I.Bikas General Partnership ("Bikas"), an established pharmaceutical company operating in Greece since 1986. The network encompasses 50 well-established pharmacies and is expected to increase annual revenue by over $10 million.
•	Acquired the property housing the operations of wholly-owned subsidiary CosmoFarm Pharmaceuticals S.A. ("CosmoFarm"), located in the western part of Athens, Greece. The CosmoFarm property comprises an entire 3-story building, approximately 29,063 square feet, and utilizes state-of-the-art technologies to automate procurement, inventory management, and order execution.
•	Completed the second phase in the development of the CCX0722 product and its extensions, an innovative solution for obesity and weight management, with clinical trials scheduled to commence in Q4 2023. This milestone represents a significant step forward in bringing this transformative product to market.
•	Made significant progress in the expansion of nutraceutical brands, Sky Premium Life and Mediterranation, by introducing new product lines such as Terra Creta and Chios Island, ramping up production, boosting exports, broadening partnerships, and securing purchase orders from a leading international health food retail chain.

Greg Siokas, Chief Executive Officer of Cosmos Health, stated: "We delivered solid financial results in Q2 2023. Adjusted EBITDA was once again positive, highlighting the stability of our business model, and we also generated positive Adjusted Net Income, in contrast to a loss during the corresponding period last year. Looking at the broader picture, the first half of 2023 has been particularly strong. Both Adjusted EBITDA and Adjusted Net Income exceeded the $3 million mark, with Adjusted EBITDA increasing by over 180% and Adjusted Net Income increasing by 3550%, marking a major turnaround from the loss in the corresponding period last year.

I am also pleased to report a strengthening in our financial position and building of equity. Total assets have increased, with tangible assets growing by more than 488% and goodwill and intangible assets expanding by 435%. Meanwhile, total liabilities have decreased, resulting in total stockholders' equity of $44.35 million, and a stockholder equity to asset ratio in excess of 60%, indicating our prudent approach to financing. Importantly, our book value per share exceeds $4.04.

This past quarter, we not only delivered solid financial results, but also closed transformative acquisitions like Cana and advanced in game-changing R&D. All of this was achieved while still maintaining a prudent, essentially debt-free balance sheet. As we build on this solid foundation, our eyes are fixed on the future. Our ambitious strategy focuses on key areas such as creating synergies, improving operational efficiency, pursuing vertical integration, investing in innovative R&D, expanding our brands, and strategically growing our distribution network and facilities on a global scale. We look forward to providing our investors with some exciting updates that are in the works."

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
(in $)
GAAP - Figures
REVENUE	$12,363,429	$13,208,504	24,713,206	$26,280,304
GROSS PROFIT	946,834	1,845,872	1,903,911	3,737,804
INCOME (LOSS) FROM OPERATIONS	$(2,576,465)	$(74,363)	(5,227,637)	$167,888
NET INCOME (LOSS)	(981,530)	(1,241,256)	(1,441,393)	(1,037,909)

Non-GAAP Figures (*)
ADJUSTED EBITDA	$232,044	$299,763	3,014,361	$1,067,836
ADJUSTED NET INCOME (LOSS)	$156,007	$(270,443)	3,014,665	$(87,386)

(*) See "Definitions of Non-GAAP Measures" and "Reconciliation of Non-GAAP Measures" sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.

Definitions of Non-GAAP Measures

We collect and analyze operating and financial data to evaluate the health of our business and assess our performance. In addition to Revenue, Income (Loss) from Operations and Net Income (Loss) under GAAP, we use: EBITDA, Adjusted EBITDA, and Adjusted Net Income (Loss). We have included these non-GAAP financial measures because they are key measures used by our management to evaluate our operating performance. Accordingly, we believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and Board of Directors. Our calculation of these non-GAAP financial measures may differ from similarly titled non-GAAP measures, if any, reported by our peer companies. These non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP.

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Adjusted EBITDA

We define Adjusted EBITDA as Income (Loss) before Income Taxes, excluding (i) depreciation and amortization expense, (ii) interest expense, (iii) non-cash interest expense, (iv) stock-based compensation expense, (v) non-recurring and extraordinary items (vi) other income (expense), net, (vii) gain (loss) on equity investments, net, (viii) gain on extinguishment of debt, (ix) change in fair value of derivative liability (x) foreign currency transaction, net, and (xi) prior years bad debt allowances.

We have included Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans, and make strategic decisions. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and Board of Directors. In addition, it provides a useful measure for period-to-period comparisons of our business, as it removes the effect of certain non-cash expenses and non-recurring and extraordinary Items.

Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP.

Adjusted Net Income (Loss)

We define Adjusted Net Income (Loss) as Adjusted EBITDA (see above) adding provision for income taxes and deducting interest expense.

Adjusted Net Income has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP.

Reconciliation of Non-GAAP Measures

Adjusted EBITDA & Adjusted Net Income (Loss)

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The following table presents reconciliations of Adjusted EBITDA & Adjusted Net Income (Loss) to the most directly comparable GAAP financial measure for each of the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
INCOME (LOSS) BEFORE INCOME TAXES	$(888,359)	$(1,231,693)	$(1,375,520)	$(962,679)
Adjustments (add back):
Depreciation and amortization expense	127,415	108,848	229,936	221,470
Interest expense	244,135	620,914	378,508	1,205,090
Interest income	(261,269)	(60,271)	(444,685)	(125,098)
Non-cash interest expense	-	215,807	-	476,334
Stock-based compensation	96,888	-	104,869	24,101
Non-recurring and extraordinary items	766,786	265,278	1,683,245	654,377
Shares issued in lieu of cash	-	-	96,888	-
Other income (expense), net	34,477	315	28,734	55,127
Gain (loss) on equity investments, net	(2,676)	1,622	(3,969)	(56)
Gain on extinguishment of debt	-	-	1,910,770	(1,004,124)
Change in fair value of derivative liability	-	22,256	(3,384)	7,255
Foreign currency transaction, net	(66,674)	356,687	(262,709)	516,039
Bad debt allowances	181,321	-	671,677	-

ADJUSTED EBITDA	$232,044	$299,763	$3,014,361	$1,067,836
Provision for income taxes	(93,171)	(9,563)	(65,873)	(75,230)
ADJUSTED NET INCOME	$156,007	$(270,443)	$3,014,665	$(87,386)

About Cosmos Health Inc.

Cosmos Health Inc. (Nasdaq:COSM), incorporated in 2009 and headquartered in Chicago, Illinois, is a diversified, vertically integrated global healthcare group. The Company owns a portfolio of proprietary products, including nutraceuticals and food supplements under the brands "Sky Premium Life" and "Mediterranation." Through its subsidiary Cana Laboratories S.A., licensed under European Good Manufacturing Practices (GMP) and certified by the European Medicines Agency, it manufactures pharmaceuticals, food supplements, cosmetics, biocides, and medical devices within the European Union. Cosmos Health also distributes a broad line of pharmaceuticals and parapharmaceuticals, including branded generics and OTC medications, to retail pharmacies and wholesale distributors through its subsidiaries in Greece and the UK. Furthermore, the Company has established R&D partnerships targeting major health disorders such as obesity, diabetes, and cancer, and focuses on the R&D of novel patented nutraceuticals, specialized root extracts, proprietary complex generics, and innovative OTC products. Cosmos Health has also entered the telehealth space through the acquisition of ZipDoctor, Inc., based in Texas, USA. With a global distribution platform, the Company is currently expanding throughout Europe, Asia, and North America, and has offices and distribution centers in Thessaloniki and Athens, Greece, and in Harlow, UK. More information is available at www.cosmoshealthinc.com, www.skypremiumlife.com, www.cana.gr, and www.zipdoctor.co.

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Forward-Looking Statements

With the exception of the historical information contained in this news release, the matters described herein, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements preceded by, followed by, or that otherwise, include the words "believes," "expects," "anticipates," "intends," "projects," "estimates," "plans" and similar expressions or future or conditional verbs such as "will," "should," "would," "may" and "could", are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. These statements, involve unknown risks and uncertainties that may individually or materially impact the matters discussed, herein for a variety of reasons that are outside the control of the Company, including, but not limited to, the Company's ability to raise sufficient financing to implement its business plan, the impact of the COVID-19 pandemic and the war in Ukraine, on the Company's business, operations and the economy in general, and the Company's ability to successfully develop and commercialize its proprietary products and technologies. Readers are cautioned not to place undue reliance on these forward- looking statements, as actual results could differ materially from those described in the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's filings with the SEC, which are available at the SEC's website (www.sec.gov). The Company disclaims any intention or obligation to update, or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

BDG Communications

cosm@bdgcommunications.com

+44 207 0971 653

SOURCE: Cosmos Health Inc.

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